tiger-tight corporation.

2200 Arthur Kill Road Staten Island, NY 10309

Press Release

Contact: Marie Curcio info@tigertight.com Phone: (718) 356-3376 Fax: (718) 356-3661	FOR IMMEDIATE RELEASE

SpaceX UtilizeS tiger-tight Corp’s friction washer technology FOR its FIRST MISSION TO THE International SPACE STATION

Staten Island, NY, TIGER-TIGHT CORP., a subsidiary of Precision Aerospace Components, Inc., had its proprietary friction washer technology used by Space Exploration Technologies (known as SpaceX) on the Dragon spacecraft launched atop a Falcon 9 rocket from Cape Canaveral Air Force Station in Florida on May 22, 2012.

The TIGER-TIGHT technology operates on a micro-topographic scale. Industrial diamonds embedded in an electro-less nickel matrix penetrate and interlock with the mating surfaces to create an extremely high retaining force and prevent loosening under vibration and shock. See the Diamond Matrix Graphic below.

Because the interaction is at the micro level, there is no critical damage to the affected surfaces.

Tiger-tight washers and shims promote safe, effective joints under static and dynamic load conditions by resisting loosening from external transverse loads and/or distributing the joint pre-load.

Tests conducted on a Junker Vibration Test Rig, designed to impart transverse cyclic loads on a fastener joint, show Tiger-tight outperforms all other competitors tested.

About Precision Aerospace Components, Inc.

Precision Aerospace Components, Inc. (symbol PAOS) is a provider of quality aerospace and industrial components. Precision is building a leading component, fabrication and service business. Management is growing the company through a combination of product line expansions and strategic acquisitions. Precision Aerospace Components, Inc. and its subsidiaries, Freundlich Supply Company, Inc. and Tiger-Tight Corp. are among the first U.S. based fastener distributors to receive AS-9100 Rev. C certification; they are also certified to ISO-9001. Its other subsidiaries are Aero-Missile Components, Inc., which is certified to AS-9020 and ISO 9001, and Creative Assembly Systems, Inc., which is certified to ISO 9001. More details are available on its website: www.precaeroinc.com

About Tiger-Tight

Tiger-Tight Corp. is the North American master distributor of Tiger-Tight Friction Washers. Tiger-Tight washers promote safe, effective bolted joints under static and dynamic load conditions by distributing the pre-load and resisting loosening from external transverse loads. Its patented coating features industrial diamonds embedded in an electro-less nickel matrix that penetrate and interlock with the mating surfaces to create an extremely high retaining force and prevent joint relaxation. Additional product information is available on its website: www.tigertight.com

About SpaceX

SpaceX designs, manufactures and launches the world's most advanced rockets and spacecraft. With a diverse manifest of 40 launches to deliver commercial and government satellites to orbit, SpaceX is the world's fastest growing launch services provider. In 2012, SpaceX made history when its Dragon spacecraft became the first commercial vehicle in history to successfully attach to the International Space Station—a feat previously achieved by only four governments. With the retirement of the space shuttle, the SpaceX Falcon 9 rocket and Dragon spacecraft are carrying cargo, and one day astronauts, to and from the space station for NASA. Founded in 2002 by Elon Musk, SpaceX is a private company owned by management and employees, with minority investments from Founders Fund, Draper Fisher Jurvetson, and Valor Equity Partners. The company has more than 1,800 employees in California, Texas, Florida and Washington, DC. For more information, visit spacex.com.

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